Exhibit 10.7
EXHIBIT C TO SEPARATION AGREEMENT
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
     This Intellectual Property Assignment Agreement (the “Agreement”), entered into as of December 31, 2002 among ECI TELECOM LTD. (“ECI TELECOM”), ECI TELECOM NGTS LTD. (“NGTS”) and VERAZ NETWORKS, LTD. (formerly Chorale Networks Ltd.) (“Veraz”). ECI TELECOM and NGTS are referred to collectively as “ECI.” Veraz and ECI are referred to collectively as the “Parties.”
WITNESSETH:
     WHEREAS, ECI and Veraz have entered into a Separation and Asset Purchase Agreement dated as of even date herewith (the “APA”); and
     WHEREAS, it is a condition to closing of the APA that this Agreement be entered into between the Parties to effect the assignment of the intellectual property rights related to the VoIP Business to Veraz, as set forth herein.
     NOW, THEREFORE, it is hereby agreed by and between the Parties as follows:
ARTICLE 1
DEFINITIONS
As used herein, the following terms have the following meanings:
1.1	“Businesses” shall have the meaning ascribed to it in the APA.

1.2	“Closing Date” and “Closing” shall have the respective meanings assigned to them in the APA.

1.3	“Veraz Know-How” shall mean all Know-How relating to the VoIP Business, including without limitation the Know-How incorporated into or used solely in the development, manufacturing, marketing, sale, distribution, service and support of the products and services listed in Appendix 1.3 attached hereto.

1.4	“Veraz Patents” shall mean the Patents listed in Appendix 1.4 attached hereto.

1.5	“Veraz Trademarks” shall mean the Trademarks listed in Appendix 1.5 attached hereto.

1.6	“Veraz IP” shall mean Veraz Know-How, Veraz Patents and Veraz Trademarks.

1.7	“Intellectual Property Rights” shall mean all past, present, and future rights which may exist or be created under the laws of any jurisdiction in the world with respect to all: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, and industrial

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property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in subclauses (i) through (v) above.

1.8	“Know-How” shall mean technology, software (whether in source code or in executable code form), ideas, concepts, know-how, techniques, technical and commercial information, data and documents of whatever kind, including drawings, specifications, photographs, samples, models, processes, procedures, reports and correspondence, including works of authorship embodying the foregoing, as well as information incorporated in formal or informal databases, correspondence, email, proprietary methods and processes of conducting business as well as know-how and show-how, customer lists, marketing plans, business plans, strategies, workflows and other information of value maintained in secrecy, in existence as of the Closing Date.

1.9	“License Agreement” shall mean that certain Intellectual Property License Agreement by and between the Parties as of even date herewith, which, among other things, grants ECI a license to use the Veraz IP as set forth in the License Agreement.

1.10	“Patents” shall mean patents and patent applications (including utility model applications), including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, re-issues, and foreign equivalents thereof.

1.11	“Trademarks” shall mean registered trademarks and pending trademark applications in existence as of the Closing Date, including any and all renewals and foreign equivalents thereof.

1.12	“VoIP Business” shall have the meaning ascribed to it in the APA.
ARTICLE 2
ASSIGNMENT OF VERAZ IP TO VERAZ
2.1 Effective as of the Closing, ECI hereby irrevocably and unconditionally assigns, contributes, transfers, conveys and delivers to Veraz and its successors and assigns, all of its rights, title and interests in and to the Veraz IP and all Intellectual Property Rights therein, and the right to recover and take all proceedings as may be necessary for the recovery of damages or otherwise in respect of past, present and future infringement or misappropriation of the Veraz IP. At Closing ECI shall deliver or cause to be delivered to Veraz the following; (i) possession of any tangible embodiments of the Veraz IP; and (ii) duly signed deeds of assignments for all Veraz IP effecting the assignment described in the immediately preceding sentence and (iii) any duly signed consents to the assignments thereof that have been obtained. ECI hereby acknowledges and agrees that it retains no right to use the Veraz IP, except as provided in Sections 2.5(a) and (b) of the License Agreement, and agrees not to challenge the validity of Veraz’s ownership of the Veraz IP.
2.2 In the event that any assignment under Section 2.1 above may be ineffective or incomplete as a result of any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”), ECI hereby irrevocably and unconditionally transfers and assigns to Veraz any and all Moral Rights that ECI may have in or with respect to the Veraz IP. To the extent that ECI cannot transfer and assign such Moral Rights to Veraz, ECI hereby waives and agrees never to assert such Moral Rights against Veraz or any of Veraz’s licensees. If ECI has any rights to the Veraz IP that cannot be assigned to Veraz or waived by ECI, then ECI unconditionally and irrevocably grants to Veraz, during the term of such rights, an exclusive (including with respect to ECI, except as provided in Sections 2.5(a) and (b) of the License Agreement), irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense throughout multiple tiers of sublicensees, to use, reproduce, modify, create derivative works of, distribute, perform, display, distribute directly and indirectly, and otherwise exploit the Veraz IP by all means now known or later developed, and to make, have made, sell, offer to sell, lease, offer to lease and import products and services that contain or embody such Veraz IP.
2.3 All reasonable administrative, governmental and other necessary costs that are actually incurred to assign the Veraz IP from ECI to Veraz pursuant to Section 2.1 above shall be allocated as follows: (a) Veraz shall bear the first Ten Thousand U.S. Dollars (U.S. $10,000) of actually and reasonably incurred costs; and (b) any additional actually and reasonably incurred costs shall be allocated equally between ECI and Veraz, provided that ECI shall manage the process of such assignment. ECI shall execute and deliver at or prior to the Closing all documents and perform promptly all acts which are reasonably necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title, and interests on a worldwide basis of the Veraz IP assigned to Veraz under this Agreement, and shall render promptly all reasonably necessary assistance in making application for and obtaining for Veraz the assignment of original, divisional, renewal, provisional, continuation, continuation-in-part, re-examinations or reissued patents and patent applications and foreign equivalents thereof, copyrights, mask works, trademarks, trade secrets, and all other Intellectual Property Rights constituting part of the Veraz IP, in Veraz’s name and sole benefit. ECI shall provide promptly to Veraz a copy of any assignment documents, and provide Veraz with a reasonable opportunity to comment thereon, prior to the filing thereof, but in no event later than the Closing. In the event Veraz fails, after commercially reasonable efforts, to secure ECI’s signature on any document needed in connection with the actions specified in this Section 2.3, ECI hereby irrevocably and unconditionally designates and appoints Veraz and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 2.3 with the same legal force and effect as if executed by ECI. ECI hereby waives and quitclaims to Veraz any and all claims, of any nature whatsoever, which ECI now or may hereafter have for infringement of any Veraz IP assigned hereunder. Veraz shall bear all costs of prosecution and maintenance of the Veraz Patents and Veraz Trademarks after the Closing Date to the extent that Veraz, in its sole discretion, chooses to so prosecute or maintain.
2.4 ECI further agrees to deliver to Veraz upon the Closing any and all tangible manifestations of the Veraz IP, including, without limitation, all notes, records, files and tangible items of any sort in its possession or under its control relating solely to the Veraz IP. Such delivery shall include all present and predecessor versions. In addition, in the event that, from time to time, Veraz lacks the relevant knowledge and expertise and ECI has the relevant knowledge and expertise, ECI agrees to provide to Veraz from and after the Closing and at the expense of Veraz competent and knowledgeable assistance to facilitate the transfer of all information, know-how, techniques, processes and the like related to such tangible manifestations and otherwise comprising the intangible aspects of the Veraz IP.
2.5 Should Veraz decide to abandon the prosecution or maintenance of any Veraz Patents, Veraz shall provide promptly to ECI written notice of any such planned abandonment and, upon ECI’s request and at ECI’s expense, and provided that ECI has requested in writing for Veraz to assign and transfer Veraz’s ownership rights in and to any such Veraz Patents within thirty (30) days of such notice, Veraz shall unconditionally and irrevocably assign and transfer complete and exclusive ownership in and to any such Veraz Patents to ECI upon reasonable terms that are to be agreed upon by the parties. Upon the making of any such assignment or transfer to ECI, ECI covenants to grant to Veraz a royalty-free and fully paid license under such assigned Veraz Patents of the same scope and duration and with the same restrictions as provided for other similar patents for which ECI grants a license to Veraz under the License Agreement. Any assignment or transfer that is made by Veraz of any Veraz Patents pursuant to the provisions of this Section 2.5 shall be made subject to any underlying license grants, covenants and license restrictions granted or undertaken by Veraz in and to any such Veraz Patents. Upon written request by ECI, Veraz shall assist in the completion of such assignment at the sole cost of ECI.
ARTICLE 3
ECI’S REPRESENTATIONS
ECI hereby represents and warrants to Veraz that the following representations and warranties are true and accurate in all respects, and acknowledges that Veraz is entering into this Agreement in reliance thereon:
3.1 As of the date of the execution of this Agreement by the Parties and as of the Closing Date, ECI is duly incorporated and validly existing under the laws of Israel. ECI has the corporate power and authority to execute, deliver and perform this Agreement.
3.2 As of the date of the execution of this Agreement by the Parties and as of the Closing Date, the execution and delivery by ECI of this Agreement and the agreements attached as exhibits hereto and the performance by ECI of its obligations hereunder have been (or, as of the Closing Date, will be) duly authorized by all requisite corporate action.
ARTICLE 4
VERAZ’S REPRESENTATIONS
Veraz hereby represents and warrants to ECI that the following representations and warranties are true and accurate in all respects, and acknowledges that ECI is entering into this Agreement in reliance thereon:
4.1 As of the date of the execution of this Agreement by the Parties and as of the Closing Date, Veraz is duly incorporated and validly existing under the laws of Israel. Veraz has the corporate power and authority to execute, deliver and perform this Agreement.
4.2 As of the date of the execution of this Agreement by the Parties and as of the Closing Date, the execution and delivery by Veraz of this Agreement and the agreements attached as exhibits hereto and the performance by Veraz of its obligations hereunder have been (or, as of the Closing Date, will be) duly authorized by all requisite corporate action.
ARTICLE 5
GOVERNING LAW; DISPUTE RESOLUTION
5.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
5.2 In the event of any controversy or claim arising out of or in connection with this Agreement, Section 11.5 of the APA shall govern, mutatis mutandis.
ARTICLE 6
MISCELLANEOUS
6.1 All notices, requests and other communications hereunder shall be in writing and shall be governed by Section 11.13 of the APA, mutatis mutandis.
6.2 The headings of this Agreement are included for convenience only, and the articles or sections shall not be construed in accordance with their headings.
6.3 The Parties hereto agree that the invalidity or unenforceability of any of the provisions hereof shall not in any way affect the validity or enforceability of any other provisions of this Agreement except those from which the invalidated or unenforceable provisions comprise an integral part or are otherwise clearly inseparable.
6.4 Nothing contained in this Agreement shall be deemed or construed to constitute or create among the Parties hereto a partnership, association, joint venture franchise or other agency.
6.5 This Agreement and the License Agreement is the entire agreement by and among the Parties with respect to this subject matter, and supersedes all prior discussions, negotiations, communications and agreements with respect thereto. This Agreement may be modified only in writing signed by all Parties hereto. Any purported oral modification of this Agreement shall be without any effect whatsoever.
6.6 The failure of any party to enforce any of the provisions of this Agreement shall not be deemed to be a waiver of the right of such party thereafter to enforce such provision.
ARTICLE 7
ASSIGNMENT
After the Closing Date, Veraz may freely assign or transfer this Agreement or any of its rights hereunder to any third party without seeking consent from ECI, subject to the licenses granted pursuant to, and Veraz’s covenants set forth in, Sections 2.5(a) and (b) of the License Agreement. Following any such assignment or transfer, ECI shall have no further obligations hereunder. ECI may not assign or transfer this Agreement, or assign any rights or delegate any obligations hereunder, to any third party without the prior written consent of Veraz (which consent may be withheld in Veraz’s sole discretion), except to a successor-in-interest to all or substantially all of ECI’s business. Subject to the foregoing, the rights, duties and liabilities of the Parties under this Agreement will bind and inure to the benefit of their successors, respectively. This Agreement shall survive and remain in full force and effect upon any change of control event of any of the Parties, including without limitation, if either party is merged, consolidated or sells all or substantially all of its assets.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VERAZ NETWORKS LTD.

By:	/s/ Zamir Segev

Printed Name: Zamir Segev
Title:

Date:

ECI TELECOM LTD.

By:	/s/ Illegible

Printed Name:

Title:

Date:

ECI TELECOM-NGTS LTD.

By:	/s/ Giora Bitan

Printed Name: Giora Bitan
Title:

Date:

LIST OF APPENDICES:

Appendix 1.3	“Veraz Know-How”

Appendix 1.4	“Veraz Patents”

Appendix 1.5	“Veraz Trademarks”